FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS FINAL JUNE SALES
~ Consolidated Sales Up 2% ~
~ Consolidated Comparable Store Sales Down 4% ~

Secaucus, New Jersey - July 11, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $155.4 million for the five-week period ended July 7, 2007, a 2% increase compared to sales of $151.7 million for the five-week period ended July 1, 2006. Consolidated comparable store sales decreased 4% compared to last year’s 15% increase.

Total Sales (millions):

	June 2007	June 2006	% Increase	Year-to-Date 2007	Year-to-Date 2006	% Increase
The Children’s Place brand	$99.7	$98.3	1%	$547.7	$499.9	10%
Disney Store	$55.7	$53.4	4%	$214.4	$191.1	12%
Total Company	$155.4	$151.7	2%	$762.1	$691.0	10%

Comparable Store Sales Increase/(Decrease):

	June 2007	June 2006	Year-to-Date 2007	Year-to-Date 2006
The Children’s Place brand	(4)%	16%	2%	12%
Disney Store	(3)%	12%	4%	16%
Total Company	(4)%	15%	2%	13%

As previously announced, due to the extra week in fiscal 2006, the Company’s fiscal 2007 comparable store sales have shifted by one week as compared to the corresponding period of fiscal 2006. References made today and going forward regarding last year’s comparable store sales results, in view of the shift, will be on the “adjusted” basis. For a breakdown of the Company’s fiscal 2006 comparable store sales on an “as reported” and “as adjusted” basis, please refer to the Company’s March 8, 2007, press release.

As announced on July 9, 2007, the Company anticipates reporting a loss per share of approximately $(0.94) to $(0.98) for the second fiscal quarter ending August 4, 2007. This loss per share range includes approximately $2.0 million, pre-tax, in costs paid or accrued in association with the Company’s previously disclosed stock option investigation and related expenses.

Further, as stated in the Company’s press release on July 9, 2007, at this time, the Company anticipates becoming current in its quarterly and annual filings with the Securities and Exchange Commission by the end of August.

- more -

PLCE: June 2007 Sales Release

In conjunction with today’s June sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Wednesday, July 18, 2007. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of July 7, 2007, the Company owned and operated 876 The Children’s Place stores and 328 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
                      Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
      Susan LaBar, Manager, Investor Relations, (201) 453-6955

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